Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

January 15, 2026

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C

Englewood, CO 80112

Re:	XTI Aerospace, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to XTI Aerospace, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale from time to time by the selling stockholders of the Company named in the Registration Statement of up to 18,031,466 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of: (i) 1,721,980 shares of Common Stock (the “Conversion Shares”) that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Convertible Preferred Stock, par value $0.001 per share (the “Series 10 Preferred Stock”), pursuant to the Certificate of Designation for the Series 10 Preferred Stock filed with the Secretary of State of the State of Nevada and effective on November 10, 2025 (the “Certificate of Designation”), (ii) 15,307,735 shares of Common Stock (the “Pre-Funded Warrant Shares”) that are issuable upon the exercise of a pre-funded warrant (the “Pre-Funded Warrant”) that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock (the “Placement Agent Warrant Shares”) that are issuable upon the exercise of warrants (the “Placement Agent Warrants”) that were issued to certain selling stockholders pursuant to the Placement Agency Agreement, dated November 10, 2025, by and between the Company and ThinkEquity LLC (the “Placement Agency Agreement”), (iv) 3,955 shares of Common Stock (the “July 2024 Advisory Shares”) that were issued to certain selling stockholders pursuant to the Advisory Agreement, dated July 30, 2024, by and between the Company and ThinkEquity LLC, as amended on October 10, 2024 and March 26, 2025 (as so amended, the “July 2024 Advisory Agreement”), (v) 125,000 shares of Common Stock (the “May 2025 Advisory Shares”) that were issued to certain selling stockholders pursuant to the Advisory Agreement, dated May 13, 2025, by and between the Company and ThinkEquity LLC (the “May 2025 Advisory Agreement”), (vi) 9,995 shares of Common Stock (the “XTI Merger Shares”) that were issued to certain selling stockholders pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and among the Company, Superfly Merger Sub Inc. and XTI Aircraft Company, as amended on December 30, 2023 and March 12, 2024 (as so amended, the “XTI Merger Agreement”), and (vii) 25,000 shares of Common Stock (such shares, together with the Conversion Shares, the July 2024 Advisory Shares, the May 2025 Advisory Shares and the XTI Merger Shares, the “Common Shares”) that were issued to PUBLIC, NYC LLC (“PUBLIC”) pursuant to the Public Relations/Branding Agreement, dated as of February 1, 2025, by and between the Company and PUBLIC (the “PR Consulting Agreement”).

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

January 15, 2026

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company; (b) resolutions of the board of directors of the Company; (c) the Registration Statement and the exhibits thereto; (d) the Securities Purchase Agreement, dated as of November 10, 2025, by and between the Company and a selling stockholder, pursuant to which the Series 10 Preferred Stock was issued; (e) the Certificate of Designation; (f) the Pre-Funded Warrant; (g) the form of Placement Agent Warrant; (h) the Placement Agency Agreement; (i) the July 2024 Advisory Agreement; (j) the May 2025 Advisory Agreement; (k) the XTI Merger Agreement; (l) the PR Consulting Agreement; and (m) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, we are of the opinion that:

1.	the Common Shares are validly issued, fully paid and non-assessable.

2.	the Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon exercise of the Pre-Funded Warrant in accordance with the terms thereof, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

3.	the Placement Agent Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon exercise of the Placement Agent Warrants in accordance with the terms thereof, the Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable.

January 15, 2026

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Common Shares, the Pre-Funded Warrant Shares and the Placement Agent Warrant Shares.

This opinion is opining upon and is limited to the Nevada Revised Statutes as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the date hereof, and we are under no duty to update the opinion contained herein.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP